UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2016

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27488 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

1801 Augustine Cut-Off
Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement.

On June 1, 2016, an Amended and Restated Buy-in License Agreement was entered into by ARIAD Pharmaceuticals, Inc. (“ARIAD”), ARIAD Pharmaceuticals (Europe) S.a.r.l. (“ARIAD Europe”), and Incyte Corporation (“Incyte”), as guarantor (the “License Agreement”).  ARIAD Europe is one of the entities that became owned by Incyte Europe S.à.r.l. (“Incyte Europe”), a wholly-owned subsidiary of Incyte, upon the closing of the Acquisition described under Item 2.01 below.  ARIAD Europe and Incyte Europe are collectively referred to in the remainder of this Item 1.01 as “Incyte Europe.”  Under the terms of the License Agreement, Incyte Europe was granted an exclusive license to develop and commercialize Iclusig® (ponatinib)  in the European Union and 22 other countries, including Switzerland, Norway, Turkey, Israel and Russia (the “Territory”).  ARIAD will be eligible to receive from Incyte Europe tiered royalties of between 32% and 50% on net sales of Iclusig in the Territory. The royalties will be subject to reduction for certain events, including events related to the expiration of statutory or regulatory exclusivity periods for the commercialization of Iclusig in the Territory.  In addition, ARIAD will be eligible to receive up to $135 million in potential development and regulatory milestones for Iclusig in new oncology indications in the Territory, together with additional milestones for non-oncology indications, if approved, in the Territory (the “Milestones”).  Incyte Europe will also be co-funding a portion of the ongoing Iclusig clinical studies OPTIC and OPTIC 2L, which are being conducted by ARIAD, by paying up to $7 million in both 2016 and 2017 (the “Development Costs”).

The terms of the License Agreement also include a limited option for a potential future acquirer of ARIAD to purchase the European development and commercialization rights to Iclusig from Incyte Europe. Under these purchase terms, Incyte Europe would retain all EU infrastructure and be financially compensated.  Incyte Europe’s financial compensation would include the repayment of the Purchase Price defined and described under Item 2.01 of this Current Report on Form 8-K and any Milestones and Development Costs previously paid by Incyte Europe to ARIAD and an additional payment based upon the last 12 months of Iclusig net sales booked by Incyte Europe in the Territory. Incyte Europe would also be eligible to receive royalties of between 20% to 25% from an ARIAD acquirer on future net sales of Iclusig in the Territory. The buy-back provision cannot be exercised before two years nor after the sixth year from the effective date of the License Agreement. Following exercise of the buy-back provision, there is a further transition period of up to one year before the provision can be made effective.

Unless terminated earlier in accordance with its provisions, Incyte Europe’s obligations to pay full royalties under the License Agreement will continue to be in effect on a country-by-country basis until the latest to occur of (1) the expiration date of the composition patent in the relevant country, (2) the expiration of any regulatory marketing exclusivity period or other statutory designation that provides similar exclusivity for the commercialization of Iclusig in such country and (3) the seventh anniversary of the first commercial sale of Iclusig in such country.  Incyte Europe will be obligated to pay royalties at a reduced rate for a specified period of time following such full royalty term. The License Agreement may be terminated in its entirety by Incyte Europe for convenience after a certain prescribed period of time.  The License Agreement may also be terminated by either party under certain other circumstances, including material breach, as set forth in the License Agreement.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full agreement, which Incyte expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

Item 2.01      Completion of Acquisition or Disposition of Assets

On June 1, 2016, pursuant to the Share Purchase Agreement (the “Share Purchase Agreement”) dated as of May 9, 2016, among Incyte, as guarantor, Incyte Europe, as purchaser, ARIAD Pharmaceuticals (Cayman) L.P., as seller, and ARIAD, as guarantor, Incyte Europe completed the previously announced acquisition (the “Acquisition”) of all of the outstanding shares of ARIAD Pharmaceuticals (Luxembourg) S.à.r.l., the parent company of ARIAD’s European subsidiaries responsible for the development and commercialization of Iclusig in the Territory.  At the closing of the Acquisition, Incyte Europe paid a purchase price of $140 million, which will be subject to customary working capital adjustments (the “Purchase Price”).

Item 9.01      Financial Statements and Exhibits

(a)           Financial statements of businesses acquired. The financial information required by Item 9.01(a) of this Current Report on Form 8-K has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(b)          Pro forma financial information. The financial information required by Item 9.01(b) of this Current Report on Form 8-K has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 1, 2016

INCYTE CORPORATION

By:	/s/ Eric H. Siegel
Eric H. Siegel
Executive Vice President and
General Counsel